SUPPLEMENT DATED DECEMBER 24, 1997 TO
                    MICROS-TO-MAINFRAMES, INC.
                         PROXY STATEMENT
              FOR SPECIACL MEETING OF SHAREHOLDERS
                         TO BE HELD ON
             DECEMBER 31, 1997 AND TO BE ADJOURNED
                       TO JANUARY 5, 1998


                        BTG, INC
                        PROSPECTUS
              950,000 Shares of Common Stock

         The Proxy Statement/Prospectus ("Proxy
         Statement/ Prospectus") dated December 2, 1997 is supplemented to incorporate in the Proxy
         Statement/Prospectus the subsequent events set forth below. Defined terms shall have the same meaning as set forth in the Proxy
         Statement/Prospectus.


LAWSUIT FILED AGAINST MICROS-TO MAINFRAMES, INC.

         On December 24, 1997, M-T-M filed an 8-K with the Securities Exchange Commission reporting the filing on December 19, 1997 of a lawsuit against M-T-M and its directors, seeking to enjoin M-T-M's proposed merger with BTG.

         The suit was filed in the Supreme Court, State of New York, County of New York (Index No. 97-606469) as a class action by Adele Brody, on behalf of herself and all others similarly situated. The name defendants, in addition to the Registrant, are Howard Pavony, Steven H. Rothman, Frank T. Wong, Robert
A. Fries, Ramon Mota, Joseph J. Farley and William Lerner, each of whom is a director of M-T-M.

         The complaint alleges that (i) the named defendants, by virtue of authorizing the Merger Agreement, breached their fiduciary duties to the plaintiff and to other public shareholders of M-T-M, and (ii) the named defendants breached their duty of loyalty to M-T-M's shareholders and violated the provisions of Section 501(c) of the BCL, which states in part that "each share shall be equal to every other share of the same class."


         On December 23 in New York State Supreme Court before Justice Ira Gammerman, plaintiff's counsel, without submitting additional papers, asked the Court for an order granting (a) expedited discovery in preparation for the originally scheduled January 6, 1998 hearing; (b) a temporary restraining order preventing the holding of a shareholders meeting; and (c) a temporary restraining order preventing the closing of the transaction. The Court refused to grant any of the relief requested and directed that the parties appear at 4:00 p.m. om January 6, 1998 to argue the motion.

        M-T-M believes that there is no merit to any of the allegations and intends to defend vigorously against the action. In any event, M-T-M believes that the resolution of the lawsuit will not have a material adverse effect on M-T-M or BTG.

BTG DISPOSITION OF ASSETS

         On December 18, 1997, BTG, Inc. and certain of its subsidiaries (collectively, "BTG") entered into a letter of intent with Government Technology Services, Inc. ("GTSI"), pursuant to which BTG would sell to GTSI substantially all of the assets of the BTG division engaged in the business of reselling computer hardware, software, peripherals and integrated systems. In exchange for such assets, GTSI would pay BTG $8,000,000 in cash and issue to BTG 3,000,000 shares of common stock of GTSI. Pursuant to a standstill agreement that BTG would execute at closing, BTG would have certain restrictions on its ability to transfer and vote its shares of GTSI stock. If the transaction is consummated, BTG would own approximately 30.8% of the issued and outstanding shares of common stock of GTSI. In addition, BTG would be entitled to one seat on GTSI's Board of Directors and the two companies would mutually agree upon a second director appointed by BTG. The transaction is expected to take several months to complete.

        GTSI is a government reseller providing products and services to federal, state and local government customers. GTSI reported gross revenues of $492 million for is fiscal year ended December 31, 1996, and gross revenues of $344.6 million for the nine month period ended September 30, 1997. Shares of common stock of GTSI are traded on the NASDAQ under the symbol "GTSI".

         Consummation of the transaction is contingent upon, among other things,
(1) completion of satisfactory due diligence by the parties, (2) the parties entering into a definitive acquisition agreement, (3) obtaining any governmental or other required approvals and consents (including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976) and (4) approval of the transaction by the GTSI stockholders.


          There can be no assurances that the above closing conditions will be satisfied and that the transaction with GTSI will be consummated. The value of the transaction to BTG will depend in part upon GTSI's future results of operations and performance of its stock price, due to the fact that a significant portion of the purchase price is in the form of GTSI stock. Although the GTSI transaction will decrease BTG's operating expenses, the transaction is also expected to result in decreased revenues in the first fiscal year after the transaction is consummated, as well as potentially decreasing BTG's future rate of growth as a result of the sale of a revenue generating business. In addition, the sale of assets to GTSI would likely result in a reduction of BTG's borrowing base for the purposes of its revolving credit facility and, therefore limit BTG's available financing for working capital and acquisition purposes. The liquidity of the shares of GTSI stock received by BTG in the transaction will be limited due to the restrictions placed under the standstill agreement.

        Except for historical information, all of the statements, including the benefits of the transaction for both companies, expectations and assumptions contained in the foregoing are "forward-looking statements"(within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements.

BTG AVERAGE CLOSING PRICE

    The BTG Average Closing Price is $9.6125. The actual closing price of the BTG Common Stock on December 24, 1997 was $9.375. Based on the BTG Average Closing Price, the Per Share Amount is approximately $5.33.


ADJOURNMENT OF MEETING

         M-T-M will adjourn the Shareholder's meeting from December 31, 1997 to January 5, 1998 at 4:00 p.m. The Shareholder's meeting will be held at 614 Corporate Way, Valley Cottage, New York 10989.